           As filed with the Securities and Exchange Commission on June 20, 2001
                                                  Registration No. 333-_________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         IMPAC MORTGAGE HOLDINGS, INC.
            (Exact Name of Registrant as Specified in Its charter)

           Maryland                                            33-0675505
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)
                               1401 Dove Street
                               Newport Beach, California 92660
                               (949) 475-3600
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               Joseph R. Tomkinson
                               Chief Executive Officer
                               Impac Mortgage Holdings, Inc.
                               1401 Dove Street
                               Newport Beach, California 92660
                               (949) 475-3600
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               Copies to:

                               Thomas J. Poletti, Esq.
                               Kirkpatrick & Lockhart LLP
                               10100 Santa Monica Blvd., 7/th/ Floor
                               Los Angeles, CA 90067
                               Telephone: (310) 552-5000
                               Facsimile: (310) 552-5001

         Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                             CALCULATION OF REGISTRATION FEE
         ===========================================================================================================
         Title of each class
                  of                                Proposed maximum        Proposed maximum
          securities to be       Amount to be      offering price per          aggregate              Amount of
             registered           Registered              unit             offering price (1)      registration fee
         -----------------------------------------------------------------------------------------------------------
         Common Stock,
         $0.01 par value          2,118,644              $6.68               $14,152,541.00           $3,538.14
         par share
         ===========================================================================================================

     (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low sale prices of the common stock reported as of June 14, 2001.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to completion, dated June 20, 2001

                                2,118,644 Shares

                         IMPAC MORTGAGE HOLDINGS, INC.

                                  COMMON STOCK

  This prospectus relates to the offer and sale from time to time by Impac Funding Corporation, Inc., a California corporation, (the "selling stockholder"), of up to 2,118,644 shares of our common stock.

  The selling stockholder will receive all of the proceeds from the sale of the common stock, less any discounts, commissions or other compensation that it may pay to the underwriters, broker-dealers or other selling agents effecting the sales. We will pay all the costs of registering the common shares under this prospectus.

  Our common stock is traded on the American Stock Exchange under the symbol "IMH." On June 18, 2001, the last reported sale price for the common stock on the American Stock Exchange was $6.78 per share.

                                 -------------

       Your purchase of the common stock involves a high degree of risk.
                    See "Risk Factors" beginning at page 1.

                                 -------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities offered or sold under this prospectus, nor have these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 -------------

                   The date of this prospectus is     , 2001.

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or seek an offer to buy any shares in any jurisdiction where it is unlawful. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

  Certain information contained in this prospectus and the reports incorporated herein constitute forward-looking statements under the Securities Act of 1933 and the Exchange Act of 1934. These forward-looking statements can be identified by the use of forward-looking terminology including, but not limited to, "may," "will," "expect," "intend," "should," "anticipate," "estimate," or "believe" or comparable terminology. Our actual results may differ materially from those contained in the forward-looking statements. Purchasers of our common shares should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

                               Table of Contents

                                                                            Page
                                                                            ----
       Summary.............................................................   i
       Risk Factors........................................................   1
       Use of Proceeds.....................................................  15
       Selling Security Holder and Plan of Distribution....................  15
       Description of Capital Stock........................................  16
       Material Federal Income Tax Consequences............................  18
       Legal Matters.......................................................  26
       Experts.............................................................  26
       Where You Can Find More Information.................................  27

                                    SUMMARY

  We are a mortgage real estate investment trust, commonly known as a REIT, which, together with our subsidiaries and related companies, primarily operates three businesses: (1) our long-term investment operations, (2) our mortgage operations, and (3) our warehouse lending operations. Our long-term investment operations invests primarily in non-conforming residential mortgage loans and securities backed by such loans. Our mortgage operations purchases or originates and sells and securitizes primarily non-conforming residential mortgage loans. Non-conforming residential mortgage loans are residential mortgages that generally do not qualify for purchase by government-sponsored agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Our warehouse lending operations provides warehouse and repurchase financing to originators of mortgage loans. We have elected to be taxed as a REIT for federal income tax purposes, which generally allows us to pass through income to stockholders without payment of federal income tax at the corporate level.

  On February 21, 2001 and March 30, 2001, the selling shareholder purchased a total of 400,000 shares of our Series C 10.5% Cumulative Convertible Preferred Stock from LBP, Inc. (OTC Bulletin Board: LBPI.OB). The shares offered under this prospectus were issued pursuant to the conversion of the preferred stock.

  Our principal executive offices are located at1401 Dove Street, Newport Beach, California, 92660. Our telephone number is (949) 475-3600.

  In this prospectus, the terms "Company," "we," "us," and "our" refer to Impac Mortgage Holdings, Inc., a Maryland corporation. The term "IFC" or "selling stockholder" refers to Impac Funding Corporation, a California corporation. Unless the context otherwise indicates, "common stock" refers to the common stock, par value $0.01 per share, of Impac Mortgage Holdings, Inc.

                                 RISK FACTORS

  An investment in our common stock involves a high degree of risk. You should consider the following factors carefully before deciding to purchase shares of our common stock. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Inability to Generate Liquidity May Adversely Affect Our Operations

  If we cannot generate sufficient liquidity, we will be unable to continue our operations, grow our asset base and pay dividends. We have traditionally derived our liquidity from three sources:

  . financing facilities provided to us by others to acquire mortgage assets;

  . whole loan sales and securitizations of acquired mortgage loans; and

  . our issuance of equity securities.

  However, we cannot assure you that any of these alternatives will be available to us, or if available, that we will be able to negotiate favorable terms. If we cannot raise cash by selling debt and equity securities, we may be forced to sell our assets at unfavorable prices or discontinue various business activities. Our inability to access the capital markets could have a negative impact on our earnings and ability to pay dividends.

Margin Calls on Financing Facilities May Adversely Affect Our Operations

  Prior to the fourth quarter of 1998, we generally had no difficulty in obtaining favorable financing facilities or in selling acquired mortgage loans. However, during the fourth quarter of 1998 the mortgage industry experienced substantial turmoil as a result of a lack of liquidity in the secondary markets. At that time, investors expressed unwillingness to purchase interests in securitizations due in part to:

  . higher than expected credit losses on many companies' securitization interests, and

  . the widening of returns expected by institutional investors on securitization interests over the prevailing Treasury rate.

  As a result, many mortgage loan originators, including our company, were unable to access the securitization market on favorable terms, which resulted in some companies declaring bankruptcy. Originators, like our company, were required to sell loans on a whole loan basis and liquidate holdings of mortgage-backed securities to repay financing facilities. However, the large amount of loans available for sale on a whole loan basis affected the pricing offered for these loans which in turn reduced the value of the collateral underlying the financing facilities. Therefore, many providers of financing facilities initiated margin calls. Margin calls resulted when our lenders evaluated the market value of the collateral securing our financing facilities and required us to provide them with additional equity or collateral to secure our borrowings.

  Our financing facilities were short-term borrowings and due to the turmoil in the mortgage industry during the latter part of 1998 many traditional providers of financing facilities were unwilling to provide facilities on favorable terms, or at all. If we cannot renew or replace maturing borrowings, we may have to sell, on a whole loan basis, the loans securing these facilities which, depending upon market conditions, may result in substantial losses.

Dependence on Securitizations for Liquidity

  We rely significantly upon securitizations to generate cash proceeds to repay borrowings and to create credit availability. Any reduction in our ability to complete securitizations may require us to utilize other sources of financing, which may be on less than favorable terms. In addition, gains on sales from our securitizations represent a significant portion of our earnings.

  Several factors could affect our ability to complete securitizations of our mortgages, including:

  . conditions in the securities markets;

  . credit quality of the mortgage loans originated or purchased by our mortgage operations;

  . volume of our mortgage loan originations and purchases; and

  . ability to obtain credit enhancement.

  If we are unable to profitably securitize a significant number of our mortgage loans in a particular financial reporting period, then it could result in lower income or a loss for that period. As a result of turmoil in the securitization market during the latter part of 1998, many mortgage lenders, including our company, were required to sell mortgage loans on a whole loan basis under adverse market conditions in order to generate liquidity. Many of these sales were made at prices lower than our carrying value of the mortgage loans and we experienced losses. We cannot assure you that we will be able to continue to profitably securitize or sell our loans on a whole loan basis, or at all.

  Gains on sales from our securitizations have historically represented a substantial portion of our earnings. Our ability to complete securitizations is dependent upon general conditions in the securities and secondary markets and the credit quality of the mortgage loans. In addition, delays in closing sales of our loans increases our risk by increasing the warehousing period for the loans, further exposing our company to credit risk.

  The market for first loss risk securities, which are securities that take the first loss when mortgages are not paid by the borrowers, is generally limited. In connections with our securitizations, we will endeavor to sell all securities subjecting us to a first loss risk. If we cannot sell these securities, then we may be required to hold them for an extended period, subjecting us to a first loss risk.

We May Not Pay Dividends to Stockholders

  REIT provisions of the Internal Revenue Code require us to distribute to our stockholders substantially all of our taxable income. These provisions restrict our ability to retain earnings and renew capital for our business activities. We may decide at a future time not to be treated as a REIT, which would cause us to be taxed at the corporate level and to cease paying regular dividends. Also, to date a portion of our dividends to stockholders consisted of distributions by our mortgage operations subsidiary to our long-term investment operations entity. However, our mortgage operations was not, and is not, required under the REIT provisions to make these distributions. Since we are trying to retain earnings for future growth, we may not cause our mortgage operations subsidiary to make these distributions in the future. This would materially affect the amount of dividends, if any, paid by us to our stockholders.

Our Borrowings and Substantial Leverage May Cause Losses

 Risks of Use of Collateralized Mortgage Obligations

  To grow our investment portfolio, we borrow a substantial portion of the market value of substantially all of our investments in mortgage loans and mortgage-backed securities. We currently prefer to use collateralized mortgage obligations as financing vehicles to increase our leverage, since mortgage loans held for collateralized mortgage obligation collateral are retained for investment rather than sold in a secondary market transaction. Retaining mortgage loans as collateralized mortgage obligation collateral exposes our operations to greater credit losses than the use of securitization techniques that are treated as sales. In creating a collateralized mortgage obligation, we make a cash equity investment to fund collateral in excess of the amount of the securities issued. If we experience credit losses on the pool of loans subject to the collateralized mortgage obligation greater than we expected, the value of our equity investment decreases and we would have to adjust the value of the investment in our financial statements.

 Cost of Borrowings May Exceed Return on Assets

  The cost of borrowings under our financing facilities corresponds to a referenced interest rate plus or minus a margin. The margin varies depending on factors such as the nature and liquidity of the underlying collateral and the availability of financing in the market. We will experience net interest losses if the returns on our assets financed with borrowed funds fail to cover the cost of our borrowings.

 Default Risks Under Financing Facilities

  If we default under our collateralized borrowings, our lenders could force us to liquidate the collateral. If the value of the collateral is less than the amount borrowed, we could be required to pay the difference in cash. If we were to declare bankruptcy, some of our reverse repurchase agreements may obtain special treatment and our creditors would then be allowed to liquidate the collateral without any delay. On the other hand, if a lender with whom we have a reverse repurchase agreement declares bankruptcy, we might experience difficulty repurchasing our collateral, or enforcing our claim for damages, and it is possible that our claim could be repudiated and we could be treated as an unsecured creditor. If this occurs, our claims would be subject to significant delay and we may receive substantially less than our actual damages.

 Risk of Lack of Return of Investment on Liquidation

  We have pledged a substantial portion of our assets to secure the repayment of collateralized mortgage obligations issued in securitizations, our financing facilities or other borrowings. We will also pledge substantially all of our current and future mortgage loans to secure borrowings pending their securitization or sale. The cash flows we receive from our investments that have not yet been distributed, pledged or used to acquire mortgage loans or other investments may be the only unpledged assets available to our unsecured creditors and you if our company were liquidated.

Interest Rate Fluctuations May Adversely Affect Our Operating Results

  Our operations, each as a mortgage loan originator and warehouse lender, may be adversely affected by rising and falling interest rates. Higher interest rates may discourage potential borrowers from refinancing mortgages, borrowing to purchase homes or seeking second mortgages. This may decrease the amount of mortgages available to be acquired by our mortgage operations and decrease the demand for warehouse financing provided by our warehouse lending operations to originators of mortgage loans. If short-term interest rates exceed long-term interest rates, there is a higher risk of increased loan prepayments, as borrowers may seek to refinance their mortgage loans at lower long-term interest rates. Increased loan prepayments could lead to a reduction in the number of loans we service, the fees we receive for loan servicing and our loan servicing income.

  We are subject to the risk of rising mortgage interest rates between the time we commit to purchase mortgages at a fixed price and the time we sell or securitize those mortgages. An increase in interest rates will generally result in a decrease in the market value of mortgages that we have committed to purchase at a fixed price, but have not yet sold or securitized.

 Risks of Repricing of Assets and Liabilities

  Our principal source of revenue is net interest income or net interest spread, which is the difference between the interest we earn on our interest earning assets and the interest we pay on our interest bearing liabilities. The rates we pay on our borrowings are independent of the rates we earn on our assets and may be subject to more frequent periodic rate adjustments. Therefore, we could experience a decrease in net interest income or a net interest loss because the interest rates on our borrowings could increase faster than the interest rates on our assets. If our net interest spread becomes negative, we will be paying more interest on our borrowings than we will be earning on our assets and we will be exposed to a risk of loss.

  Additionally, the rates paid on our borrowings and the rates received on our assets may be based upon different indices (i.e., LIBOR, U.S. Treasuries, etc.). If the index used to determine the rate on our borrowings increases faster than the index used to determine the rate on our assets, we will experience a declining net interest spread which will have a negative impact on our profitability and may result in losses.

 Risks of Adjustable Rate Mortgages

  A significant portion of the mortgage assets held by our long-term investment operations are adjustable rate mortgages or bear interest based upon short-term interest rate indices. We generally fund these mortgage assets with borrowings. To the extent that there is a difference between the interest rate index used to determine the interest rate on our adjustable rate mortgage assets and the interest rate index used to determine the borrowing rate for our related financing, our business may be negatively impacted.

 Interest Rate Caps

  Adjustable rate mortgages typically have interest rate caps, which limit interest rates charged to the borrower during any given period. Our borrowings are not subject to similar restrictions. In a period of rapidly increasing interest rates, the interest rates we pay on our borrowings could increase without limitation, while the interest rates we earn on our adjustable rate mortgage assets would be capped. If this occurs, our net earnings could be significantly reduced or we could suffer a net interest loss.

 Payment Caps

  Some of our adjustable rate mortgages may be subject to payment caps meaning some portion of the interest accruing on the mortgage is deferred and added to the principal outstanding. Our borrowings do not have similar provisions. This could cause us to receive less cash on our adjustable rate assets than the interest due on our related borrowings. Also, the increased principal amount outstanding as a result of interest deferral may result in a higher rate of defaults on these loans.

Our Quarterly Operating Results May Fluctuate

  Our results of operations, and more specifically our earnings, may significantly fluctuate from quarter to quarter based on several factors, including:

  . changes in the amount of loans we originate;

  . between our cost of funds on borrowings and the average interest rates earned on our loans;

  . inability to complete or decisions not to complete significant bulk whole loan sales or securitizations in a particular quarter; and

  . generally affecting the mortgage loan industry.

  A delay in closing a particular mortgage loan sale or securitization would also increase our exposure to interest rate fluctuations by lengthening the period during which our variable rate borrowings under our warehouse facilities are outstanding. If we were unable to sell a sufficient number of mortgage loans at a premium during a particular reporting period, our revenues for that period would decline, which could have a material adverse affect on our operations. As a result, our stock price could also fluctuate.

Our Share Prices Have Been and May Continue to be Volatile

  Historically, the market price of our common stock has been volatile. During 2000, our stock reached a high of $4.38 and a low of $1.83. On June 1, 2001, the closing sale price was $5.75. The market price of our common stock is likely to continue to be highly volatile and could be significantly affected by factors including:

  . availability of liquidity in the securitization market;

  . loan sale pricing;

  . calls by warehouse lenders or changes in warehouse lending rates;

  . unanticipated fluctuations in our operating results;

  . prepayments on mortgages;

  . valuations of securitization related assets;

  . cost of funds; and

  . general market conditions.

  In addition, significant price and volume fluctuations in the stock market have particularly affected the market prices for the common stocks of mortgage REIT companies such as ours. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. If our results of operations fail to meet the expectations of securities analysts or investors in a future quarter, the market price of our common stock could also be materially adversely affected.

Prepayments of Mortgage Loans May Adversely Affect Our Operations

  Mortgage prepayments generally increase when fixed mortgage interest rates fall below the then-current interest rates on outstanding adjustable rate mortgage loans. Prepayments on mortgage loans are also affected by the terms and credit grades of the loans and general economic conditions. Most of our adjustable rate mortgages and those backing mortgage-backed securities are originated within six months of the time we purchased the mortgages and generally bear initial interest rates which are lower than their "fully-indexed" amount (the applicable index plus the margin). If we acquire these mortgages at a premium and they are prepaid prior to or soon after the time of adjustment to a fully-indexed rate, we would not have received interest at the fully-indexed rate during such period. This means we would lose the opportunity to earn interest at that rate over the expected life of the mortgage. Also, if prepayments on our adjustable rate mortgage loans increase when interest rates are declining, our net interest income may decrease if we cannot reinvest the prepayments in mortgage assets bearing comparable rates.

  We generally acquire mortgages on a "servicing released" basis, meaning we acquire both the mortgages and the rights to service them. This strategy requires us to pay a higher purchase price or premium for the mortgages. If our mortgage loans that we acquired at a premium prepay faster than originally projected, generally accepted accounting principles require us to write down the remaining capitalized premium amounts at a faster speed than was originally projected, which would decrease our future interest income.

Value of Our Portfolio of Mortgage-Backed Securities May be Adversely Affected

  We invest in mortgage-backed securities known as "interest-only," "principal-only," residual interest and subordinated securities. These securities are generally created through our own securitizations. Investments in residual interest and subordinated securities are much riskier than investments in senior mortgage-backed securities because these subordinated securities bear all credit losses prior to the related senior securities. On a percentage basis, the risk associated with holding residual interest and subordinated securities is greater than holding the underlying mortgage loans directly due to the concentration of losses in the subordinated securities.

  We estimate future cash flows from these securities and value them utilizing assumptions based in part on projected discount rates, mortgage loan prepayments and credit losses. If our actual experience differs from our assumptions we would be required to reduce the value of these securities. The market for our asset-backed securities is extremely limited and we cannot assure you that we could sell these securities at their reported value, or at any value or that we could recoup our initial investment.

  We also bear the risk of loss on any mortgage-backed securities we purchase in the secondary mortgage market. If third parties have been contracted to insure against these types of losses, we would be dependent in part upon the creditworthiness and claims paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. The insurance coverage for various types of losses is limited, and we bear the risk of any losses in excess of the limitation or outside of the insurance coverage.

  In addition, we may not obtain our anticipated yield or we may incur losses if the credit support available within certain mortgage-backed securities is inadequate due to unanticipated levels of losses, or due to difficulties experienced by the credit support provider. Delays or difficulties encountered in servicing mortgage-backed securities may cause greater losses and, therefore, greater resort to credit support than was originally anticipated, and may cause a rating agency to downgrade certain classes of our securities.

We Undertake Additional Risks by Acquiring and Investing in Mortgage Loans

 Risk of Failure to Obtain Credit Enhancements

  We do not obtain credit enhancements such as mortgage pool or special hazard insurance for all of our mortgage loans and investments. Borrowers may obtain private mortgage insurance, but we only require this insurance in limited circumstances. During the time we hold mortgage loans for investment, we are subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance. If a borrower defaults on a mortgage loan that we hold, we bear the risk of loss of principal to the extent there is any deficiency between the value of the related mortgaged property and the amount owing on the mortgage loan. In addition, since defaulted mortgage loans are not considered eligible collateral under our borrowing arrangements, we bear the risk of being required to own these loans without the use of borrowed funds until they are ultimately liquidated.

 Greater Risks from Non-Conforming Mortgage Loans

  Non-conforming residential mortgage loans are residential mortgages that do not qualify for purchase by government sponsored agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Our operations may be negatively affected due to our investments in non-conforming loans or securities evidencing interests in such loans. Credit risks associated with non-conforming mortgage loans are greater than conforming mortgage loans. The interest rates we charge on non-conforming loans are often higher than those charged for conforming loans. The purchase market of non-conforming loans has typically provided for higher interest rates in order to compensate for the lower liquidity. Due to the lower level of liquidity in the non-conforming loan market, we may realize higher returns upon securitization of loans than would be realized upon securitization of conforming loans. However, lower levels of liquidity may cause us to hold loans or other mortgage-related assets supported by these loans. By doing this, we assume the potential risk of increased delinquency rates and/or credit losses as well as interest rate risk. Additionally, the combination of different underwriting criteria and higher rates of interest leads to greater risk including higher prepayment rates and higher delinquency rates and/or credit losses.

 Second Mortgages Entail Greater Risks

  Our security interest in the property securing second mortgages is subordinated to the interest of the first mortgage holder. If the value of the property is equal to or less than the amount needed to repay the borrower's obligation to the first mortgage holder upon foreclosure, all or a portion of our second mortgage loan will not be repaid.

 Geographic Concentration of Mortgage Loans Has Higher Risks

  We do not set limitations on the percentage of our mortgage asset portfolio composed of properties located in any one area (whether by state, zip code or other geographic measure). Concentration in any one area increases our exposure to the economic and natural hazard risks associated with that area. We estimate that a high concentration of the loans included in securitizations in which we hold subordinated interests are secured by properties in California. Certain parts of California have experienced an economic downturn in past years and have suffered the effects of certain natural hazards.

 Potential Losses Related to Recourse Obligations

  Mortgage-backed securities issued in connection with our securitizations have been non-recourse to us, except in the case of a breach of standard representations and warranties made by us when the loans are securitized. While we have recourse against the sellers of mortgage loans, we cannot assure you that they will honor their obligations. We also engaged in bulk whole loan sales pursuant to agreements that provide for recourse by the purchaser against us. In some cases, the remedies available to a purchaser of mortgage loans from us are broader than those available to us against those who sell us these loans. If a purchaser exercises its rights against us, we may not always be able to enforce whatever remedies we may have against our sellers.

We Undertake Additional Risks in Providing Warehouse Financing

  As a warehouse lender, we lend money to mortgage bankers on a secured basis and we are subject to the risks associated with lending to mortgage banks, including the risks of fraud, borrower default and bankruptcy, any of which could result in credit losses for us. Our claims as a secured lender in a bankruptcy proceeding may be subject to adjustment and delay.

Value of our Mortgage Servicing Rights is Subject to Adjustment

  When we purchase loans that include the associated servicing rights, the allocated cost of the servicing rights is reflected on our financial statements as mortgage servicing rights. To determine the fair value of these servicing rights, we use assumptions to estimate future net servicing income including projected discount rates, mortgage loan prepayments and credit losses. If actual prepayments or defaults with respect to loans serviced occur more quickly than we originally assumed, we would have to reduce the carrying value of our mortgage servicing rights. We do not know if our assumptions will prove correct.

Our Operating Results Will be Affected by the Results of Our Hedging
Activities

  To offset the risks associated with our mortgage operations, we enter into transactions designed to hedge our interest rate risks. To offset the risks associated with our long-term investment operations, we attempt to match the interest rate sensitivities of our adjustable rate mortgage assets held for investment with the associated financing liabilities. Our management determines the nature and quantity of the hedging transactions based on various factors, including market conditions and the expected volume of mortgage loan purchases. We do not limit management's use of certain instruments in such hedging transactions. While the Company believes that it is properly hedging its interest rate risk, the accounting for such hedging activities do not generally qualify for hedge accounting under accounting principles generally accepted in the United States of America and FAS 133. The effect of the Company's hedging strategy may result in some volatility in its quarterly earnings as interest rates go up or down. The volatility in earning is a result of the Company marking to market its hedges but not being allowed to mark to market the underlying loans related to the hedges in place. While the Company believes it is properly hedging its interest rate risk, we cannot assure you that our hedging transactions will offset our risks of losses.

Reduction in Demand for Residential Mortgage Loans and Our Non-Conforming Loan Products May Adversely Affect Our Operations

  The availability of sufficient mortgage loans meeting our criteria is dependent in part upon the size and level of activity in the residential real estate lending market and, in particular, the demand for non-conforming mortgage loans, which is affected by:

  . interest rates;

  . national economic conditions;

  . residential property values; and

  . regulatory and tax developments.

  If our mortgage loan purchases decrease, we will have:

  . decreased economies of scale;

  . higher origination costs per loan;

  . reduced fee income;

  . smaller gains on the sale of non-conforming mortgage loans; and

  . an insufficient volume of loans to effect securitizations which requires us to accumulate loans over a longer period.

Our Delinquency Ratios and Our Performance May be Adversely Affected by the Performance of Parties Who Sub-Service our Loans

  We contract with third-party sub-servicers for the sub-servicing of all our loans, including those in our securitizations, and our operations are subject to risks associated with inadequate or untimely servicing. Poor performance by a sub-servicer may result in greater than expected delinquencies and losses on our loans. A substantial increase in our delinquency or foreclosure rate could adversely affect our ability to access the capital and secondary markets for our financing needs. Also, with respect to loans subject to a securitization, greater delinquencies would adversely impact the value of any interest-only, principal-only and subordinated securities we hold in connection with that securitization.

  In a securitization, relevant agreements permit us to be terminated as servicer under specific conditions described in these agreements, such as the failure of a sub-servicer to perform certain functions within specific time periods. If, as a result of a sub-servicer's failure to perform adequately, we were terminated as servicer of a securitization, the value of any servicing rights held by us would be adversely affected.

Intense Competition for Mortgage Loans May Adversely Affect Our Operations

  We compete in purchasing non-conforming mortgage loans and issuing mortgage-backed securities with:

  . other mortgage conduit programs;

  . investment banking firms;

  . savings and loan associations;

  . banks;

  . thrift and loan associations;

  . finance companies;

  . mortgage bankers;

  . insurance companies;

  . other lenders; and

  . other entities purchasing mortgage assets.

  Consolidation in the mortgage banking industry may adversely affect us by reducing the number of current sellers to our mortgage operations and our potential customer base. As a result, we may have to purchase a larger percentage of mortgage loans from a smaller number of customers, which could cause us to have to pay higher premiums for loans.

If We Fail to Maintain Our REIT Status We May be Subject to Taxation as a Regular Corporation

 Consequences if We Fail to Qualify as a REIT

  We believe that we have operated and intend to continue to operate in a manner that enables us to meet the requirements for qualification as a REIT for Federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we qualify as a REIT.

  Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational and stockholder ownership requirements on a continuing basis.

  If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to Federal income tax at regular corporate rates. We also could be subject to the Federal alternative minimum tax. Unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for distribution to you would be reduced substantially for each of the years involved.

 Effect of Distribution Requirements

  As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

 Other Tax Liabilities

  Even if we qualify as a REIT, we may be subject to certain Federal, state, and local taxes on our income, property and operations that could reduce operating cash flow.

Recent Developments

  The Tax Relief Extension Act of 1999 was enacted and it contains several tax provisions regarding REITs. It includes a provision, which reduces the annual distribution requirement for REIT taxable income from 95% to 90%. It also changes the 10% voting securities test under current law to a 10% vote or value test. Thus, subject to certain exceptions, a REIT will no longer be allowed to own more than 10% of the vote or value of the outstanding securities of any issuer, other than a qualified REIT subsidiary or another REIT. One exception to this new test, which is also an exception to the 5% asset test under current law, allows a REIT to own any or all of the securities of a taxable REIT subsidiary. A taxable REIT subsidiary can perform non-customary services as well as engage in non-real estate activities. A taxable REIT subsidiary will be taxed as a regular C corporation but will be subject to earnings stripping limitations on the deductibility of interest paid to its REIT. In addition, the REIT will be subject to a 100% excise tax to the extent any transaction between the taxable REIT subsidiary and the REIT is not conducted on an arm's length basis. Securities of a taxable REIT subsidiary will constitute non-real-estate assets for purposes of determining whether at least 75% of a REIT's assets consist of real estate assets. In addition, no more that 20% of a REIT's total assets can consist of securities of taxable REIT subsidiaries. These new tax provisions became effective January 1, 2001. In addition, grandfather protection is provided with respect to the 10% value test for securities of a corporation held by a REIT on July 12, 1999, but such protection ceases to apply after the corporation engages in a substantial new line of business or acquires any substantial asset and also ceases to apply after the acquisition of additional securities of the corporation by the REIT after July 12, 1999.

  Because we currently own more than 10% of the value of IFC, we have made an election to have IFC become a taxable REIT subsidiary as of January 1, 2001.

Potential Characterization of Distributions or Gain on Sale as Unrelated Business Taxable Income to Tax-Exempt Investors

  If (1) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (2) we are a "pension-held REIT," (3) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (4) the residual REMIC interests we buy generate "excess inclusion income," then a portion of the distributions to and, in the case of a stockholder described in
(3), gains realized on the sale of common stock by, such tax-exempt stockholder may be subject to Federal income tax as unrelated business taxable income under the Internal Revenue Code.

Classification as a Taxable Mortgage Pool Could Subject Us to Increased
Taxation

  If we have borrowings with two or more maturities and, (1) those borrowings are secured by mortgage loans or mortgage-backed securities and, (2) the payments made on the borrowings are related to the payments received on the underlying assets, then the borrowings and the pool of mortgage loans or mortgage backed securities to which such borrowings relate may be classified as a taxable mortgage pool under the Internal Revenue Code. If any part of our company were to be treated as a taxable mortgage pool, then our REIT status would not be impaired, but a portion of the taxable income we recognize may, under regulations to be issued by the Treasury Department, be characterized as "excess inclusion" income and allocated among our stockholders to the extent of and generally in proportion to the distributions we make to each stockholder. Any excess inclusion income would:

  . not be allowed to be offset by a stockholder's net operating losses;

  . be subject to a tax as unrelated business income if a stockholder were a tax-exempt stockholder;

  . be subject to the application of federal income tax withholding at the maximum rate (without reduction for any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders; and

  . be taxable (at the highest corporate tax rate) to us, rather than to our stockholders, to the extent the excess inclusion income relates to stock held by disqualified organizations (generally, tax-exempt companies not subject to tax on unrelated business income, including governmental organizations).

  Based on advice of our tax counsel, we take the position that our existing financing arrangements do not create a taxable mortgage pool. However, the IRS may successfully maintain that our financing arrangements do qualify as a taxable mortgage pool. In addition, we may enter into arrangements creating excess inclusion income in the future.

Our Operations May be Adversely Affected if We are Subject to the Investment Company Act

  We intend to conduct our business at all times so as not to become regulated as an investment company under the Investment Company Act. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

In order to qualify for this exemption we must maintain at least 55% of our assets directly in mortgage loans, qualifying pass-through certificates and certain other qualifying interests in real estate. Our ownership of certain mortgage assets may be limited by the provisions of the Investment Company Act. If the Securities and Exchange Commission adopts a contrary interpretation with respect to these securities or otherwise believes we do not satisfy the above exception, we could be required to restructure our activities or sell certain of our assets. To insure that we continue to qualify for the exemption we may be required at times to adopt less efficient methods of financing certain of our mortgage assets and we may be precluded from acquiring certain types of higher-yielding mortgage assets. The net effect of these factors will be to lower at times our net interest income. If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described. Our business will be materially and adversely affected if we fail to qualify for this exemption.

Future Revisions in Policies and Strategies at the Discretion of Our Board of Directors May be Affected Without Stockholder Consent

  Our board of directors, including a majority of our unaffiliated directors, has established our investment and operating policies and strategies. We may:

  . invest in the securities of other REITs for the purpose of exercising control;

  . issue securities in exchange for property; and

  . repurchase or otherwise reacquire our shares or other securities in the future.

  In October 1998, we adopted a repurchase plan to repurchase up to $5.0 million of our common stock in the open market. In 1999, the board of directors approved common stock repurchases up to an additional $5.0 million, or a total of $10.0 million. During 1999, we repurchased 2.0 million shares of our common stock for $9.9 million. During 2000, we adopted a repurchase plan to repurchase up to $3.0 million of our common stock in the open market. As of December 31, 2000, we had repurchased 991,000 shares for $2.3 million. We may also underwrite the securities of other issuers, although we have no present intention to do so. Any of the policies, strategies and activities may be modified or waived by our board of directors, subject in certain cases to approval by a majority of our unaffiliated directors, without stockholder consent.

Effect of Future Offerings May Adversely Affect Market Price of Our Securities

  We may elect to increase our capital resources by making additional private or public offerings of securities in the future. We do not know:

  . the actual or perceived effect of these offerings;

  . the timing of these offerings;

  . the dilution of the book value or earnings per share of our securities then outstanding; and

  . the effect on the market price of our securities then outstanding.

Risk Relating to Common Stock

  The sale or the proposed sale of substantial amounts of our common stock in the public market could materially adversely affect the market price of our common stock or other outstanding securities.

Maryland Business Combination Statute

  The Maryland General Corporation Law establishes special requirements for "business combinations" between a Maryland corporation and "interested stockholders" unless exemptions are applicable. An interested stockholder is any person who beneficially owns 10% or more of the voting power of our then-outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between our company and an interested stockholder unless the board of directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

  . 80% of the votes entitled to be cast by holders of outstanding voting shares,

  . 66% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder with whom the business combination is to be effected.

  The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

Maryland Control Share Acquisition Statute

  Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a stockholder vote. Two-thirds of the shares eligible to vote must vote in favor of granting the "control shares" voting rights. "Control shares" are shares of stock that, taken together with all other shares of stock the acquirer previously acquired, would entitle the acquirer to exercise at least 10% of the voting power in electing directors. Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel our board of directors to call a special meeting of stockholders to be held within 50 days to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any stockholders' meeting.

  If voting rights are not approved at a meeting of stockholders then we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of either:

  . the last control share acquisition, or

  . the meeting where stockholders considered and did not approve voting rights of the control shares.

  If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to force us to redeem your stock for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters' rights would not apply in the context of a control share acquisition. The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

Possible Adverse Consequences of Limits on Ownership of Shares

  Our charter limits ownership of our capital stock by any single stockholder to 9.5% of our outstanding shares. Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of our shares or in five or fewer persons, applying certain broad attribution rules of the Internal Revenue Code, owning more than 50% (by value) of our shares. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, we:

  . will consider the transfer to be null and void;

  . will not reflect the transaction on our books;

  . may institute legal action to enjoin the transaction;

  . will not pay dividends or other distributions with respect to those shares;

  . will not recognize any voting rights for those shares;

  . will consider the shares held in trust for the benefit of our Company;
    and

  . will either direct the affected person to sell the shares and turn over any profit to us, or

  . we will redeem the shares. If we redeem the shares, it will be at a price equal to the lesser of:

    (a) the price paid by the transferee of the shares, or

    (b) the average of the last reported sales prices on the American Stock Exchange on the ten trading days immediately preceding the date fixed for redemption by our board of directors.

  An individual who acquires shares that violate the above rules bears the risk that (1) he may lose control over the power to dispose of his shares, (2) he may not recognize profit from the sale of his shares if the market price of the shares increases and (3) he may be required to recognize a loss from the sale of his shares if the market price decreases.

Limitations on Acquisition and Change in Control Ownership Limit

  The 9.5% ownership limit discussed above may have the effect of precluding acquisition of control of our company by a third party without consent of our board of directors.

                                USE OF PROCEEDS

  We will not receive any of the proceeds from the sale of common shares pursuant to this prospectus.

               SELLING SECURITY HOLDER AND PLAN OF DISTRIBUTION

  All of the common stock registered for sale under this prospectus is owned by the selling shareholder. All of the shares offered in this prospectus were acquired from LBP, Inc. (OTC Bulletin Board: LBPI.OB). Prior to this offering the only shares of our capital stock held by the selling stockholder were the shares of our common stock being offered by this prospectus and it is anticipated that the selling shareholder will not hold any shares of our capital stock after completion of this offering. The selling stockholder may sell the common stock:

  . directly to purchasers;

  . to or through underwriters;

  . through dealers, agents or institutional investors; or

  . through a combination of such methods.

  Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

  . the identity of any underwriters, dealers, agents or investors who purchase the common stock;

  . the material terms of the distribution, including the number of shares sold and the consideration paid;

  . the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

  . the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

  . the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of our common stock.

                         DESCRIPTION OF CAPITAL STOCK

  The following is a brief description of the material terms of the securities to be registered. This description is not complete and is subject and qualified by reference to Maryland law and our charter and Bylaws, copies of which are on file with the Securities and Exchange Commission, and are incorporated by reference herein. Please see "Where You Can Find More Information."

General

  Our authorized stock consists of 50,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Our stockholder meetings are held annually. Pursuant to our charter, we reserve the right to amend any provision of our charter upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter.

Common Stock

  Each share of our common stock is entitled to participate equally in dividends when authorized by our board of directors and in the distribution of our assets upon liquidation. Each share of common stock is entitled to one vote, subject to the provisions of our charter regarding restrictions on transfer of stock, and will be fully paid and nonassessable upon issuance. Shares of common stock have no preference, conversion, exchange, redemption, appraisal, preemptive or cumulative voting rights. Our authorized stock may be increased and altered from time to time in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. Our charter authorizes our board of directors to reclassify any unissued shares of common stock in one or more classes or series of stock.

Preferred Stock

  Our charter authorizes our board of directors to issue shares of preferred stock and to classify or reclassify any unissued shares of preferred stock into one or more classes or series of stock. The preferred stock may be issued from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the board of directors for each class or series of stock subject to the provisions of our charter regarding restrictions on transfer of stock. Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further stockholder authorization, unless such authorization is required by applicable law or the rules of the principal national securities exchange on which such stock is listed or admitted to trading.

Repurchase of Shares and Restrictions on Transfer

  Pursuant to our charter, if certain proposed transfers of common stock or other events occur that result in a person owning shares in excess of our ownership limits and, consequently, we fail to qualify as a REIT, then that number of shares of stock actually or constructively owned by that person in violation of the ownership limits will be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries. The intended transferee will not acquire any rights in the shares. Shares held by the trustee will constitute issued and outstanding shares of stock. The trustee will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trustee will be paid to the trustee upon demand and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividends or distributions paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the trustee, the trustee will have the authority (at the trustee's sole discretion) (1) to rescind as void any vote cast by an intended transferee prior to our discovery that such shares have been transferred to the trustee and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

  Within 20 days of receiving notice from us that shares of stock have been transferred to the trust, the trustee will sell the shares held in the trust to a person designated by the trustee whose ownership of the shares will not violate the ownership restrictions set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows: the intended transferee will receive the lesser of

  . the price paid by the intended transferee for the shares or, if the intended did not give value for the shares in connection with the event causing the shares to be held in the trust, the market price of the shares on the day of the event causing the shares to be held in the trust and

  . the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

  Any net sales proceeds in excess of the amount payable to the intended transferee will be immediately paid to the charitable beneficiary.

  In addition, shares of stock held in trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of

  . the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and

  . the market price on the date we, or our designee, accept such offer.

  We will have the right to accept such offer until the trustee has sold the shares held in the trust. If the shares are sold to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.

  Market price is defined in our charter as the closing price for shares on a particular date. The closing price on any date shall mean the last sale price for such shares, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, for such shares, in either case as reported on the American Stock Exchange or the principal national securities exchange on which shares are listed or admitted to trading.

  All certificates representing shares of common stock bear a legend referring to the restrictions described above.

  Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code of all classes or series of our stock, within 30 days after the end of each taxable year, is required to give us written notice stating

  . the name and address of such owner

  . the number of shares of each class and series of our stock beneficially owned and

  . a description of the manner in which the shares are held.

  Each owner shall provide us any additional information that we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit.

                   MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  Based on various assumptions and factual representations made by us regarding our operations, in the opinion of McKee Nelson LLP, our tax counsel, commencing with our taxable year ended December 31, 1995, we have been and will continue to be organized in conformity with the requirements for qualification as a REIT under the Code, and our method of operating has enabled us, and our proposed method of operating in the future will enable us, to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through our actual operations. McKee Nelson LLP will not review our operations, and no assurance can be given that our actual operations will meet the requirements imposed under the Code. The opinion of McKee Nelson LLP is not binding on the IRS or any court. The opinion of McKee Nelson LLP is based upon existing law, Treasury regulations, currently published administrative positions of the IRS, and judicial decisions, all of which are subject to change either prospectively or retroactively.

  The provisions of the Code pertaining to REITs are highly technical and complex. Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its shareholders. If we fail to qualify during any taxable year as a REIT, unless certain relief provisions are available, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, which could have a material adverse effect upon our stockholders.

  The following discussion summarizes the material United States federal income tax consequences that relate to our qualification and taxation as a REIT and that flow from an investment in our stock. No assurance can be given that the conclusions set out below, if challenged by the IRS, would be sustained by a court. This discussion deals only with stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax consequences applicable to you if you are subject to special tax rules. For instance, the discussion does not address tax consequences applicable to the following categories of stockholders:

  . dealers or traders in securities;

  . financial institutions;

  . insurance companies;

  . stockholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position;

  . stockholders whose functional currency is not the United States dollar;
    or

  . stockholders that are tax-exempt organizations or foreign taxpayers.

  The discussion set out below is intended only as a summary of the material United States federal income tax consequences of our treatment as a REIT and of an investment in our stock. Taxpayers and preparers of tax returns (including returns filed by any partnership or other arrangement) should be aware that under Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is
(i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, we urge you to consult your own tax advisors regarding the tax consequences of an investment in our stock, including the application to your particular situation of the tax matters discussed below, as well as the application of state, local or foreign tax laws. The statements of United States tax law set out below are based on the laws in force and their interpretation as of the date of this prospectus, and are subject to changes occurring after that date.

REIT Qualification Requirements

  The following is a brief summary of the material technical requirements imposed by the Code that we must satisfy on an ongoing basis to qualify, and remain qualified, as a REIT.

 Stock Ownership Requirements

  We must meet the following stock ownership requirements:

    (1) our capital stock must be transferable;

    (2) our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months); and

    (3) no more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year. In applying this test, the Code treats some entities as individuals.

  Tax-exempt entities, other than private foundations and certain unemployment compensation trusts, are generally not treated as individuals for these purposes. The requirements of items (2) and (3) above did not apply to the first taxable year for which we made an election to be taxed as a REIT. However, these stock ownership requirements must be satisfied in each subsequent taxable year. Our charter imposes restrictions on the transfer of our shares to help us meet the stock ownership requirements. In addition, Treasury regulations require us to demand from the record holders of designated percentages of our capital stock, annual written statements disclosing actual and constructive ownership of our stock. The same regulations require us to maintain permanent records showing the information we have received regarding actual and constructive stock ownership and a list of those persons failing or refusing to comply with our demand.

 Asset Requirements

  We generally must meet the following asset requirements at the close of each quarter of each taxable year:

    (a) at least 75% of the value of our total assets must be "qualified REIT real estate assets" (described below), government securities, cash and cash items;

    (b) no more than 25% of the value of our total assets may be securities other than securities in the 75% asset class (for example, government securities and certain mortgage-backed securities);

    (c) no more than 20% of the value of our total assets may be securities of one or more Taxable REIT subsidiaries (described below); and

    (d) except for securities in the 75% asset class, securities in a Taxable REIT subsidiary or "qualified REIT subsidiary," and certain partnership interests and debt obligations--

      (1) no more than 5% of the value of our total assets may be securities of any one issuer,

      (2) we may not hold securities that possess more than 10% percent of the total voting power of the outstanding securities of any one issuer, and

      (3) we may not hold securities that have a value of more than 10 percent of the total value of the outstanding securities of any one issuer.

  "Qualified REIT real estate assets" means assets of the type described in section 856(c)(5)(B) of the Code, and generally include (among other assets) interests in mortgages on real property and certain mortgage-backed securities, and shares in other REITs.

  A "Taxable REIT subsidiary" is a corporation that may earn income that would not be qualifying income if earned directly by the REIT. A REIT may hold up to 100% of the stock in a Taxable REIT subsidiary. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a Taxable REIT subsidiary by jointly filing a Form 8875 with the IRS. A Taxable REIT subsidiary will pay tax at the corporate rates on any income it earns. Moreover, the Code contains rules to ensure contractual arrangements between a Taxable REIT subsidiary and the parent REIT are at arm's length. We have, together with IFC, filed an election to have IFC treated as our Taxable REIT subsidiary as of January 1, 2001.

  If we fail to meet any of the asset tests as of the close of a calendar quarter due to the acquisition of securities or other assets, the Code allows us a 30-day period following the close of the calendar quarter to come into compliance with the asset tests. If we do cure a failure within the 30-day period, we will be treated as having satisfied the asset tests at the close of the calendar quarter.

 Gross Income Requirements

  We generally must meet the following gross income requirements for each taxable year:

    (a) at least 75% of our gross income must be derived from the real estate sources specified in section 856(c)(3) of the Code, including interest income and gain from the disposition of qualified REIT real estate assets, and "qualified temporary investment income" (generally, income we earn from investing new capital, provided we received that income within one year of acquiring such new capital); and

    (b) at least 95% of our gross income for each taxable year must be derived from sources of income specified in section 856(c)(2) of the Code, which includes the types of gross income described just above, as well as dividends, interest, and gains from the sale of stock or other financial instruments (including interest rate swap and cap agreements, options, futures contracts, forward rate agreements or similar financial instruments entered into to reduce interest rate risk with respect to debt incurred or to be incurred to acquire or carry qualified REIT real estate assets) not held for sale in the ordinary course of business.

 Distribution Requirements

  We generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and net capital gains) and (b) 90% of the net income (after tax, if any) from foreclosure property, minus (2) the sum of certain items of non-cash income. In addition, if we were to recognize "Built in Gain" (as defined below) on disposition of any assets acquired from a "C" corporation in a transaction in which Built in Gain was not recognized (for instance, assets acquired in a statutory merger), we would be required to distribute at least 90% of the Built in Gain recognized net of the tax we would pay on such gain. Built in Gain is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition). We do not hold any assets having Built in Gain.

  We are not required to distribute our net capital gains. Rather than distribute them, we may elect to retain and pay the federal income tax on them, in which case our stockholders will (1) include their proportionate share of the undistributed net capital gains in income, (2) receive a credit for their share of the federal income tax we pay and (3) increase the bases in their stock by the difference between their share of the capital gain and their share of the credit.

Failure to Qualify

  If we fail to qualify as a REIT in any taxable year and the relief provisions provided in the Code do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates. We will not be allowed to deduct distributions to shareholders in these years, nor will the Code require us to make distributions. Further, unless entitled to the relief provisions of the Code, we also will be barred from re-electing REIT status for the four taxable years following the year in which we fail to qualify. It is not possible to state in what circumstances we would be entitled to any statutory relief.

  We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. To maintain our REIT status, we will be required to limit the types of assets that we might otherwise acquire, or hold some assets at times when we might otherwise have determined that the sale or other disposition of these assets would have been more prudent.

Taxation as a REIT

  In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that we distribute to our stockholders. We will, however, be subject to federal income tax at regular corporate income tax rates on any undistributed taxable income or capital gain.

  Notwithstanding our qualification as a REIT, we may also be subject to tax in the following other circumstances:

  . If we fail to satisfy either the 75% or the 95% gross income test, but nonetheless maintain our qualification as a REIT because we meet other requirements, we generally will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% gross income test multiplied by a fraction intended to reflect our profitability.

  . We will be subject to a tax of 100% on net income derived from any "prohibited transaction" which is, in general, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business.

  . If we have (1) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, it will be subject to federal income tax at the highest corporate income tax rate.

  . If we fail to distribute during each calendar year at least the sum of
    (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any amount of undistributed ordinary income and capital gain net income from preceding taxable years, we will be subject to a 4% federal excise tax on the excess of the required distribution over the amounts actually distributed during the taxable year.

  . If we acquire a Built in Gain asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of the C corporation and we recognize Built in Gain upon a disposition of such asset occurring within 10 years of its acquisition, then we will be subject to federal tax to the extent of any Built in Gain at the highest corporate income tax rate.

  . We may also be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated.

Taxation of Stockholders

  Unless you are a tax-exempt entity, distributions that we make to you, including constructive distributions, generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset. Distributions to our corporate stockholders, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction.

  Distributions that we designate as capital gain dividends generally will be taxable in your hands as long-term capital gains, to the extent such distributions do not exceed our actual net capital gain for the taxable year. In the event that we realize a loss for the taxable year, you will not be permitted to deduct any share of that loss. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have. Future Treasury regulations may require you to take into account, for purposes of computing your individual alternative minimum tax liability, some of our tax preference items.

  Dividends that we declare during the last quarter of a calendar year and actually pay to you during January of the following taxable year, generally are treated as if we had paid, and you had received them on December 31 of the calendar year and not on the date actually paid. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the Code, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.

  If you sell or otherwise dispose of our stock, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your adjusted basis in the stock, which gain or loss will be long-term if the stock is held for more than one year. Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long-term capital loss to the extent of (1) any long-term capital gain dividends you receive with respect to the stock and (2) your proportionate share of any long-term capital gains that we retain (see the discussion under the caption Distribution Requirements).

  If we fail to qualify as a REIT in any year, distributions we make to you will be taxable in the same manner discussed above, except that:

  . we will not be allowed to designate any distributions as capital gain dividends;

  . distributions (to the extent they are made out of our current and accumulated earnings and profits) will be eligible for the corporate dividends received deduction;

  . the excess inclusion income rules will not apply to the stockholders; and

  . you will not receive any share of our tax preference items.

  In this event, however, we could be subject to substantial federal income tax liability as a C corporation, and the amount of earnings and cash available for distribution to you and other stockholders could be significantly reduced or eliminated.

Information Reporting and Backup Withholding

  For each calendar year, we will report to our domestic stockholders and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax at a rate of 31% with respect to distributions paid unless you:

  . are a corporation or come within another exempt category and demonstrate this fact when required; or

  . provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules.

  A domestic stockholder may satisfy this requirement by providing us an appropriately prepared Form W-9. If you do not provide us with your correct taxpayer identification number, then you may also be subject to penalties imposed by the IRS.

  Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against your United States federal income tax liability, provided you furnish the required information to the IRS.

Taxation of Tax-Exempt Entities

  The discussion under this heading only applies to you if you are a tax-exempt entity.

  Subject to the discussion below regarding a pension-held REIT, distributions received from us or gain realized on the sale of our stock will not be taxable as unrelated business taxable income (UBTI), provided that:

  . you have not incurred indebtedness to purchase or hold our stock;

  . you do not otherwise use our stock in trade or business unrelated to your exempt purpose; and

  . we, consistent with our present intent, do not hold a residual interest in a REMIC that gives rise to excess inclusion income as defined under section 860E of the Code.

  If all or a portion of our assets were to be treated as a taxable mortgage pool, however, a substantial portion of the dividends you receive may be subject to tax as UBTI.

  In addition, a substantial portion of the dividends you receive may constitute UBTI if we are treated as a "pension-held REIT" and you are a "qualified pension trust" that holds more than 10% by value of our stock at any time during a taxable year. For these purposes, a "qualified pension trust" is any pension or other retirement trust that satisfies the requirements imposed under section 401(a) of the Code. We will be treated as a "pension-held REIT" if (1) we would not be a REIT if we had to treat stock held in a qualified pension trust as owned by the trust (instead of as owned by the trust's multiple beneficiaries) and (2) (a) at least one qualified pension trust holds more than 25% of our stock by value, or (b) one or more qualified pension trusts (each owning more than 10% of our stock by value) hold in the aggregate more than 50% of our stock by value. Assuming compliance with the ownership limit provisions set forth in our articles of incorporation, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.

  If you qualify for exemption under sections 501(c)(7), (c)(9), (c)(17), and
(c)(20) of the Code, then distributions received by you may also constitute UBTI. We urge you to consult your tax advisors concerning the applicable set aside and reserve requirements.

United States Federal Income Tax Considerations Applicable to Foreign
Stockholders

  The discussion under this heading only applies to you if you are not a U.S. person (hereafter, "foreign stockholder"). A U.S. person is a person who is:

  . a citizen or resident of the United States;

  . a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

  . an estate whose income is includible in gross income for United States
    Federal income tax purposes regardless of its source; or

  . a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 26, 1996, was treated as a domestic trust prior to such date, and has made an election to continue to be treated as a U.S. person.

  This discussion is only a brief summary of the United States federal tax consequences that apply to you, which are highly complex, and does not consider any specific facts or circumstances that may apply to you and your particular situation. We urge you to consult your tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of our stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

 Distributions

  Except for distributions attributable to gain from the disposition of real property interests or distributions designated as capital gains dividends, distributions you receive from us generally will be subject, to the extent of our earnings and profits, to federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless the distributions are treated as effectively connected with your United States trade or business. If you wish to claim the benefits of an applicable tax treaty, you may need to satisfy certification and other requirements, such as providing Form W-8BEN. If you wish to claim distributions are effectively connected with your United States trade or business, you may need to satisfy certification and other requirements such as providing Form W-8ECI.

  Distributions you receive that are in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted basis in your stock. If the amount of the distribution also exceeds your adjusted basis, this excess amount will be treated as gain from the sale or exchange of your stock as described below. If we cannot determine at the time we make a distribution whether the distribution will exceed our earnings and profits, the distribution will be subject to withholding at the same rate as dividends. These withheld amounts, however, will be refundable or creditable against your United States federal tax liability if it is subsequently determined that the distribution was, in fact, in excess of our earnings and profits. If you receive a dividend that is treated as being effectively connected with your conduct of a trade or business within the United States, the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally, and may be subject to the branch profits tax if you are a corporation.

  Distributions that we make to you and designate as capital gains dividends, other than those attributable to the disposition of a United States real property interest, generally will not be subject to United States federal income taxation, unless:

  . your investment in our stock is effectively connected with your conduct of a trade or business within the United States; or

  . you are a nonresident alien individual who is present in the United
    States for 183 days or more in the taxable year, and other requirements are met.

  Distributions that are attributable to a disposition of United States real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980 (FIRPTA), and may also be subject to branch profits tax if you are a corporation that is not entitled to treaty relief or exemption. However, because we do not expect to hold assets that would be treated as United States real property interests as defined by FIRPTA, the FIRPTA provisions should not apply to investment in our stock.

 Gain on Disposition

  You generally will not be subject to United States federal income tax on gain recognized on a sale or other disposition of our stock unless:

  . the gain is effectively connected with your conduct of a trade or business within the United States;

  . you are a nonresident alien individual who holds our stock as a capital asset and are present in the United States for 183 or more days in the taxable year and other requirements are met; or

  . you are subject to tax under the FIRPTA rules discussed below.

  Gain that is effectively connected with your conduct of a trade or business within the United States will be subject to the United States federal income tax on net income that applies to United States persons generally and may be subject to the branch profits tax if you are a corporation. However, these effectively connected gains will generally not be subject to withholding. We urge you to consult applicable treaties, which may provide for different rules.

  Under FIRPTA, you may be subject to tax on gain recognized from a sale or other disposition of your stock if we were to both (1) hold United States real property interests and (2) fail to qualify as a domestically controlled REIT. A REIT qualifies as a domestically-controlled REIT as long as less than 50% in value of its shares of beneficial interest are held by foreign persons at all times during the shorter of (1) the previous five years and (2) the period in which the REIT is in existence. As mentioned above, we do not expect to hold any United States real property interests. Furthermore, we will likely qualify as a domestically controlled REIT, although no assurances can be provided because our shares are publicly traded.

Information Reporting and Backup Withholding Tax

  The information reporting and backup withholding tax requirements (discussed above) will generally not apply to foreign holders in the case of distributions treated as (1) dividends subject to the 30% (or lower treaty rate) withholding tax (discussed above), or (2) capital gain dividends. Also, as a general matter, backup withholding and information reporting will not apply to the payment of proceeds from shares sold by or through a foreign office of a foreign broker. However, in some cases (for example, a sale of shares through the foreign office of a U.S. broker), information reporting is required unless the foreign holder certifies under penalty of perjury that it is a foreign holder, or otherwise establishes an exemption. A foreign stockholder may satisfy this requirement by using an appropriately prepared Form W-8 BEN.

Federal Estate Taxes

  In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual's estate for United States Federal estate tax purposes, unless an applicable treaty provides otherwise.

State and Local Taxes

  We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment that applies to us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, we urge you to consult your own tax advisors regarding the effect of state and local tax laws.

                                 LEGAL MATTERS

  The validity of the issuance of the shares offered in this prospectus will be passed upon for us by Kirkpatrick & Lockhart LLP, Los Angeles, California. Certain legal matters described under "Material Federal Income Tax Consequences" and certain matters with respect to Maryland law will be passed upon for us by McKee Nelson LLP, Washington, D.C.

                                    EXPERTS

  The consolidated financial statements of Impac Mortgage Holdings, Inc. and of Impac Funding Corp. as of December 31, 2000 and 1999, and for each of the years in the three-year period ending December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document it files at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., in Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, the Securities and Exchange Commission maintains an Internet site that contains our reports, proxy and information statements and other information at http://www.sec.gov.

  The Securities and Exchange Commission allows us to "incorporate by reference" the information it files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below. We also incorporate by reference any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934. This prospectus is part of a registration statement that Impac Mortgage Holdings has filed with the Securities and Exchange Commission.

  . Impac Mortgage Holding's Annual Report on Form 10-K for the year ended
    December 31, 2000 filed with the Securities and Exchange Commission on March 30, 2001.

  . Impac Mortgage Holdings's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed with the Securities and Exchange Commission on May 15, 2001.

  . Impac Mortgage Holding's Current Reports on Form 8-K filed with the SEC on June 1, 2001, March 30, 2001, March 5, 2001 and January 19, 2001.

  . Impac Mortgage Holdings Definitive Proxy Statement dated June 1, 2001 relating to the 2001 Annual Meeting of Stockholders to be held on July 24, 2001.

  You may request a copy of these filings, at no cost, by writing our Investor Relations Department us at the following address: 1401 Dove Street, Suite 100, Newport Beach, CA 92660, or by calling (949) 475-3700.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the common stock being registered hereby, other than underwriting commissions and discounts, all of which are estimated except for the Securities and Exchange Commission filing fees.

                       Item                                            Amount
                       ----                                            ------
    Securities and Exchange Commission registration fee                 3,539
    Printing and engraving expenses                                    10,000
    Legal fees and expenses                                            20,000
    Accounting fees and expenses                                       10,000
    Miscellaneous expenses                                              7,500
                                                              ---------------
         Total                                                     $51,039.00
                                                              ===============

Item 15.  Indemnification of Directors and Officers.

         The Maryland General Corporation Law, as amended from time to time, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Registrant's charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

         The Registrant's charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while a director of Registrant and at our request, serves or has served another corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of Registrant. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while a director of Registrant and at our request, serves or has served another corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and bylaws of the Registrant also permit it to indemnify and advance expenses to any person who served a predecessor of Registrant in any of the capacities described above and to any of our employees or agents or a predecessor of Registrant.

          The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

          In addition, the Registrant has entered into an Indemnity Agreement (Exhibit 10.4 of its Registration Statement on Form S-11 (File No. 33-96670) and Amendments No. 1, 2 and 3 filed with the Securities and Exchange Commission on September 7, 1995, October 23, 1995, October 30, 1995 and November 8, 1995, respectively) with its officers and directors.


Item 16.  Exhibits

3.1 Charter of the Registrant (incorporated by reference to the corresponding exhibit number to the Registrant's Registration Statement on Form S-11, as amended (File No. 33-96670), filed with the Securities and Exchange Commission on September 7, 1995)
3.1(a) Certificate of correction of the Registrant (incorporated by reference to exhibit 3.1(a) of the Registrant's 10-K for the year ended December 31, 1998)
3.1(b) Articles of Amendment of the Registrant (incorporated by reference to exhibit 3.1(b) of the Registrant's 10-K for the year ended December 31, 1998)
3.1(c) Articles of Amendment for change of name to charter of the Registrant (incorporated by reference to exhibit number 3.1(a) of the Registrant's Current Report on Form 8-K, filed February 11,
               1998)

3.1(d)         Articles Supplementary and Certificate of Correction for Series A
               Junior Participating Preferred Stock of the Registrant
               (incorporated by reference to exhibit 3.1(d) of the Registrant's
               10-K for the year ended December 31, 1998)
3.1(e)         Articles Supplementary for Series B 10.5% Cumulative Convertible
               Preferred Stock of the Registrant (incorporated by reference to exhibit 3.1(b) of the Registrant's Current Report on Form 8-K,
               filed December 23, 1998)
3.1(f)         Articles Supplementary for Series C 10.5% Cumulative Convertible
               Preferred Stock of the Registrant (incorporated by reference to the corresponding exhibit number of the Registrant's Quarterly
               Report on Form 10-Q for the period ending September 30, 2000)
3.1(g)         Certificate of Correction for Series C Preferred Stock of the
               Registrant (incorporated by reference to the corresponding exhibit number of the Registrant's Quarterly Report on Form 10-Q for the period ending September 30, 2000)
3.2            Bylaws of the Registrant, as amended and restated (incorporated by reference to the corresponding exhibit number of the
               Registrant's Quarterly Report on Form 10-Q for the period ending
               March 31, 1998)
4              Form of Common Stock certificate (incorporated by reference to
               Exhibit 4.1 of Registrant's Registration Statement of Form S-11
               as amended (File No. 33-96670), filed with the Securities and
               Exchange Commission on September 7, 1995)
5.1            Opinion of Kirkpatrick & Lockhart LLP as to the validity of the securities being registered
5.2            Opinion of McKee Nelson LLP as to the validity of the securities being registered
8              Opinion of McKee Nelson LLP as to tax matters
23.1           Consent of KPMG LLP regarding Impac Mortgage Holdings, Inc.
23.2           Consent of KPMG LLP regarding Impac Funding Corporation
23.3           Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit 5.1)
23.4           Consent of McKee Nelson LLP (contained in Exhibit 5.2)
23.5           Consent of McKee Nelson LLP (contained in Exhibit 8)
24             Power of Attorney (contained on Signature page)

------------

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that the undertakings set forth in paragraph (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 19th day of June, 2001.

                                        IMPAC MORTGAGE HOLDINGS, INC.


                                        By: /s/ JOSEPH R. TOMKINSON
                                           -----------------------------
                                           Joseph R. Tomkinson, Chairman of the
                                            Board and Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes an appoints Joseph R. Tomkinson and Richard J. Johnson and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Names                                         Title                                                      Date
----                                          -----                                                      ----

           /S/ JOSEPH R. TOMKSON              Chairman of the Board and Chief Executive Officer
           -----------------------            (Principal Executive Officer)                                  June 19, 2001
               Joseph R. Tomkinson


          /S/ RICHARD J. JOHNSON              Chief Financial Officer and Executive Vice President
          -------------------------           (Principal Accounting and Financial Officer)                   June 19, 2001
               Richard J. Johnson

            /S/ WILLIAM S. ASHMORE
           -------------------------
               William S. Ashmore             Director                                                       June 19, 2001

            /S/ JAMES WALSH
            -------------------------
                James Walsh                   Director                                                       June 19, 2001


           /S/ FRANK P. FILIPPS
           -----------------------
              Frank P. Filipps                Director                                                       June 19, 2001

            /S/ STEPHAN R. PEERS
            ----------------------
                Stephan R. Peers              Director                                                       June 19, 2001


            /S/ WILLIAM E. ROSE
            ---------------------
                William E. Rose               Director                                                       June 19, 2001

            /S/ LEIGH J. ABRAMS
            ---------------------
                Leigh J. Abrams               Director                                                       June 19, 2001